                                                                   EXHIBIT 10.15


                              PRINTING AGREEMENT
                              ------------------


     AGREEMENT dated as of May 31, 1996, by and between QUEBECOR PRINTING (USA) CORP., a Delaware corporation, having an office at 301 Howard Street, San Francisco, CA. 94105 ("Printer") and VIKING OFFICE PRODUCTS, INC., a California Corporation, having an office at 879 West 190th Street, Gardena, CA. 90248 ("Customer" or "Viking").

     WHEREAS, Printer and Customer desire to enter into an agreement for the printing by Printer of certain quantities of the Viking Office Products U.S. Catalog Program (the "Catalogs") on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties agree as follows:



1.   Quantities
     ----------

     A. Printer agrees to print and Customer agrees to purchase during the term of this Agreement Customer's entire printing requirements for the U.S. Catalog Program at prices agreed upon between Printer and Customer.

     B. In order to assist the Printer in providing for the Customer's requirements, the Customer shall submit a forecast once ever six (6) months during the term of this Agreement showing its total requirements hereunder, including, without limitation, the number of copies and pages for each effort to be produced in the succeeding twelve (12) month period. The Customer shall not in any way be limited by nor obligated to the requirements shown on such forecast.

     C. Any variation from total quantities ordered are the responsibility of the Printer. Customer reserves the right to purchase overrun copies up to 1% of the print order at the invoiced price per thousand copies.

2.  The Work
    --------

    Subject to the provisions of this Agreement, Printer shall perform, cause to be performed or supply all labor, supervision, equipment, utilities and facilities, and production materials for (cylinder or plate making), press work, binding, packing, loading, and all other work necessary to complete the printing, manufacturing and readying for mailing and delivery of the Catalogs (collectively, "the Work") at Printer's facility in Dallas, Mt. Morris, and St. Cloud or at any other plants or facilities of Printer or its affiliates (at no additional manufacturing cost to Customer) in accordance with the specifications ("Specifications") and production schedule ("Production Schedule") which the parties have previously executed, and will amend in writing from time to time. If overtime is required to meet Customer's delivery or quantity requirements, Printer shall use its best efforts to make any necessary overtime available and will charge for such overtime at its then current rates. If overtime is required due to Printer's internal scheduling problems arising after a production schedule has been agreed upon and not due to Customer's failure to comply with the production schedule, Printer shall not charge for such overtime. No chargeable overtime work will be performed without Customer's prior approval, and in the absence of such approval, deliver of the Work will be made as promptly as practicable consistent with Printer's then available capacity.

3.  Guarantee
    ---------

    A. Printer shall perform the Work in a good and workmanlike manner and in accordance with the Specifications and Production Schedule. Annual Production Schedules will be updated on or before August 1 of each year during the term of this Agreement.

    B. In the event that Customer submits materials per the established production schedule, and Printer is unable to meet the established Catalog drop dates of the Customer, Printer shall place said work at no additional cost to Viking with a qualified mutually agreeable resource (internally or outside printer) to effect and meet Viking's requested drop dates.

     C. If Printer fails to meet drop dates after Customer has submitted all materials and instructions per the established production schedule or as reasonably requested by the Printer, Printer and Customer shall endeavor to arrive at a mutually satisfactory arrangement to compensate Customer for loss. Should the parties fail to arrive at a mutually satisfactory settlement, parties will submit the dispute to binding arbitration in the City of Los Angeles, CA, before a single arbitrator in accordance with the rules and procedures of the American Arbitration Association. Arbitration in Los Angeles shall be the sole forum for the resolution of any such dispute, and the decision of such arbitrator shall be final and not subject to appeal by either party.

    D. Any change requested by Customer in the specifications for the Catalog Program or the Production Schedule shall require, in each case, the prior consent of Printer. Printer shall use its best efforts to accommodate such request but may decline to do so if, i) such changes are not feasible or practical because of limitations of labor or equipment, ii) the equipment being utilized by Printer for the Work is unable to accommodate such change, or iii) Customer and Printer fail to agree to such adjustment of Prices as is necessary to reflect any resulting increases in unit cost.

    E. This is a performance-based Agreement. If either party, Printer or Customer, fails to fulfill its respective obligations under the terms of this Agreement, the other party shall have the right to terminate this Agreement, pursuant and subject to the following provisions:
         Written notice must be submitted to the party in default specifying in detail the failure or failures that the claiming party claims. If such failures are not fully corrected within ninety (90) days of the date of such notice to the reasonable satisfaction of the party giving such notice, such party shall have the right to terminate this Agreement, by giving written notice to that effect, in which case this Agreement will terminate thirty (30) days after the date of the termination notice, without prejudice to any claims or rights of the non-defaulting party under this Agreement.

4.  Prices, Price Adjustments and Terms of Payments
    -----------------------------------------------

    A. The prices charged to Customer for the Work shall be as set forth in the Price Schedule which the parties have previously executed, and will amend in writing from time to time (the "Price Schedule"). Prices are based on the cost of materials furnished by Printer, scales of wage rates and payroll taxes, hours of work, cost of employee benefits and other terms of employment and utilities of the Printer in effect on January 1, 1996.

    B. Prices shall be adjusted on January 1 (the "Adjustment Date") of each year during the term of this Agreement at a mutually agreed upon general wage increase not to exceed 3% to be applied against labor costs only.

    C. The prices on the Price Schedule for ink, other materials and utilities shall be adjusted from time to time by adding thereto or subtracting therefrom the actual percentage increase or decrease to Printer for such materials since the prior adjustment; however, any ink price increases in 1996 will be delayed until 1997.

    D. Each change in Prices shall become effective as to all Work performed for the issue date following the date on which the change in prices to Customer becomes effective, irrespective of the date of billing.

E. Printer shall furnish Customer with a revised Price Schedule when practicable after each such increase, together with a detailed breakdown of all such adjustments in Prices. Such revised Price Schedule shall be the basis for subsequent price adjustments.

F. Upon request by Customer within six (6) months of notice of a price change, Printer shall furnish Customer with documentary proof, including invoices, bills and statements, reasonably supporting invoices of Printer to Customer and establishing and justifying price adjustments provided for in this Agreement. Customer shall also be entitled to receive, provided Customer so requests and pays for, a signed opinion of Printer's then independent certified public accountants (which accountants shall be permitted to examine invoices, statements and other such documents of Printer that show costs of materials and all other costs which are relevant to determining price adjustments hereunder) to the effect that they have examined such records of Printer and that the adjustments in Prices result from actual changes in costs and have been computed correctly and in accordance with the terms of this Agreement. If any price adjustment or amount payable to Printer was incorrectly or improperly determined, the price or amount in question shall be properly recomputed and appropriate adjustments shall promptly be made.

G. Customer shall pay Printer for the Work net cash, due within thirty (30) days from date of invoices for Work. Customer shall pay interest on any invoice amount outstanding after the due date, except for amounts disputed in good faith by Customer as provided below, at the then prime lending rate established by Chase Manhattan Bank plus one percent (1%). In the event Customer shall dispute any amount of an invoice, Customer shall notify Printer in writing of the dispute, specifying in detail the basis for disputing the invoice, and the amount in dispute and pay to Printer that portion of the invoice not in dispute in accordance with the foregoing. The parties shall use their best efforts to resolve any such disputes as promptly as possible.

H. All copies of the Catalogs shall be shipped F.O.B. Printer's dock and all freight will be prepaid, billed directly to Customer by Printer. The delivery schedules and methods of delivery are to be in accordance with the Production Schedule. All handling charges inside Printer's plants, including loading on carriers, shall be paid by Printer.

     I. Customer shall reimburse Printer for any personal taxes imposed after the date of this Agreement on all materials owned by Customer and kept at Printer's plants, if any, and on completed copies of the Catalog, and for all additional taxes levied on the manufacturing, production, processing or changing the form of any article of commodity or upon the sale of any article or commodity, which may be imposed upon and paid by Printer on account of any act required to be done by Printer in the performance of its services hereunder, whether such taxes shall be called excise taxes, processing taxes, sales taxes, or by any other name (except franchise and income taxes).

     J. Unless otherwise specified, the Prices do not cover storage of paper, other materials, work in process or finished goods beyond the production schedule span. If Customer delays completion of the Work or postpones delivery of finished goods beyond the date specified in the production schedule, or if Customer's furnished materials arrive prior to the dates specified in the production schedule, storage will be charged at the prevailing rates for the period that the finished goods, work in process or furnished materials remain in Printer's possession.

5.   Paper
     -----

     A. Customer shall furnish all paper for the Work in accordance with the Specifications. If an identifiable substandard and/or defective paper roll or series of rolls is received by Printer which affects runability or printability, Printer will provide prompt notification to Customer by telephone upon discovery of such substandard or defective condition, confirming such notification to Customer in writing within three (3) business days. If, after such telephone notification, Printer is required by Customer to use said paper to perform the services set forth hereunder and incurs extra cost as a result thereof, said cost will be charged to and paid by Customer.

         Printer agrees to provide storage facilities for Customer's paper, without charge, for a period of ninety (90) days from receipt. Paper shipped in excess of an effort's contract-calculated requirements will be stored on Printer's premises, if space is available. In the event space is not available, Printer will assist Customer in arranging to store excess paper at a public warehouse. It is understood and agreed that storing paper away from Printer's premises may result in additional cost to Customer, which may include, but not be limited to, demurrage, extra loading charges, addition freight and drayage charges, additional in-plant transportation costs, additional transit damage and waste. Printer may invoice Customer for any additional costs involved for such storage, on or off the premises, and such invoices will be payable net cash within thirty (30) days from date of invoice. In providing the aforesaid facilities and assistance, Printer shall not be deemed to be acting as Customer's agent in connection therewith.

        Printer will act as Customer's agent in receiving paper, at its plant, using the same reasonable care and diligence no matter who the provider, inspecting it and notifying Customer of transit damage whenever necessary. Customer shall pay Printer a handling fee of $1.36 per cwt. of paper delivered to Printer's facilities. Printer shall have no liability or responsibility for damaged or defective paper. Customer will furnish Printer, if necessary, with such data as the original bill of lading, freight bill and certified invoice and other records necessary for filing such claims.

    B. Printer shall conduct a semi-annual inventory confirmation and reconciliation of all paper consumed after the production of six months of efforts to determine the net over/under consumption per grade. Should the paper consumed during the accounting period exceed the allowances in the Price Schedule per paper stock type, Printer shall compensate Customer for the paper overconsumed by either replenishing that particular stock inventory one-for-one the pounds overconsumed or remitting to Customer the dollar value of the stock. Should the amount of paper consumed during this accounting period be less than that allowed in the Price Schedule, Customer shall share with Printer 50% of the savings which shall be based upon the pounds of paper per grade and weight during the accounting period. This final settlement shall be based upon the sum total of over and/or underconsumption per paper grade. Manufacturing waste will be the property of Printer.

6.  Term and Termination
    --------------------

    A. The term of this Agreement shall commence as of January 1, 1996 and end upon the completion of the Work for the issue date closest to December 31, 2001.

    B. Printer and Customer reserve the right to check prevailing market pricing in 1999. This check will be performed via the solicitation of manufacturing proposals for the entire U.S. Catalog Program from no less than three mutually agreed upon vendors. Should either party identify significant differences between the average of these solicited proposals and prices set forth in, both parties agree to make appropriate and mutually agreed upon adjustments to the pricing set forth in the Price Schedule to be effective January 1, 2000. If the parties hereto fail to reach agreement within ninety (90) days, the issue shall be submitted to arbitration, the rules and procedures of which shall be mutually agreed upon by the parties.

     C. Customer may terminate this Agreement upon the permanent discontinuance in good faith of the U.S. Catalog Program without publication of a successor or similar Catalogs named Viking or not. Customer shall notify Printer at least twelve (12) months in advance of the effective date of such discontinuance. The publication of a nominal number of copies for the sole purpose of protecting trademark shall not be deemed a continuation of publication.

     D. Upon termination of this Agreement for whatever cause, all unpaid sums for any of the Work done or in process as of the date of termination, whether or not invoiced at that date, shall become immediately due and payable. In the event of termination, Customer shall also reimburse Printer for costs which it cannot avoid through reasonable control.

7.   Force Majeure
     -------------

     A. If either party is unable to perform hereunder because of war, fire, strikes, labor strife or slowdown, civil commotion, freight embargoes, material shortages, floods, or other acts of God, action of any governmental authority (including, without limitation, priorities or restrictions effected pursuant to the provisions of emergency legislation by any governmental authority) or any other causes of like or unlike nature beyond its reasonable control, the party so unable to perform shall give prompt notice thereof and shall thereby be excused from such performance during the continuation of such period of inability, provided, however, that Customer shall accept and pay for all copies of the Catalogs that have been printed for it before its written notice to Printer of any such inability to perform. If such interruption shall continue for a period of two (2) months or more, either party shall have the right to terminate this Agreement at the expiration of said period by giving the other party thirty (30) days advance notice thereof.

     B. If Printer notifies Customer in writing that it is unable to secure one or more of the materials necessary for production of the Catalogs required hereunder to be furnished by Printer, Customer may, at its option, purchase such materials and furnish them to Printer until such inability ceases. In such case, Customer shall be granted an allowance equal to the cost of the materials supplied.

8.   Indemnification
     ---------------

     A. Customer shall indemnify and hold Printer harmless from and against any and all losses, claims, or damages, including reasonable attorney's fees, for libel, copyright infringement, plagiarism, unauthorized additions, omissions, or modifications, and any other claims that any rights have been infringed by the content of the Product, provided that such claims are based upon matters which were contained in the copy furnished to Printer by Customer and are not based on any unauthorized deletions, modifications or additions to such copy by Printer.

     B. Printer shall promptly notify Customer of any and all losses, claims, or damages, referred to in Clause A above, in writing, and shall afford Customer an opportunity to defend the same for an on behalf of Printer. Customer shall pay the cost of such defense, whether it shall be conducted by Customer or by Printer at Customer's request, provided that notice of suit and the opportunity to defend it shall have been given as aforesaid. If Customer elects to defend such suit, Printer may participate in such defense at its own discretion.

     C. Printer similarly shall indemnify and hold Customer harmless from and against any and all claims, losses, or damages, including reasonable attorney's fees, referred to in Clause A above, which arise because of the failure of Printer or any of its employees to accurately reproduce the copy, art work or illustrations furnished by Customer. All the foregoing terms shall apply mutatis mutandis. The provisions of this
         Article 8 shall survive indefinitely the termination of this Agreement for any reason.

9.   Credit Review
     -------------

     Should there be substantial adverse change in Customer's credit standing or in the event that Customer does not comply with the payment provisions hereunder, Printer shall have the right to change terms of payment and its obligation to perform further work will be subject to reaching mutual agreement on such revised terms.

10.  Bankruptcy
     ----------

     If either party shall be adjudicated a bankrupt, institute voluntary proceedings for bankruptcy or reorganization, make an assignment for the benefit of its creditors, apply for or consent to the appointment of a receiver for it or its property, or admit in writing its inability to pay its debts as they become due, the other party may terminate this agreement by written notice. Any such termination shall not relieve either party from any accrued obligations hereunder.

11.  Additions or Modifications of Equipment/Technology
     --------------------------------------------------

     Customer may from time to time request Printer in writing and install new equipment or modify its existing equipment, including that installed at Customer's premises, to take into account technological changes and/or changes in the practices of the prepress, presswork, binding, and packaging/addressing segments of the commercial print industry.

     Customer, at the time of these requests, must provide Printer with a preliminary forecast of the volume affected by this new investment(s) - efforts, quantities - and a projected time frame for implementation. As soon as practicable after such request, Printer shall notify Customer in writing whether or not the requested addition or modification is technologically possible, practical and whether or not such change can be effected. If such changes are feasible, the parties shall thereafter negotiate in good faith the volume and timing commitments and the adjustment of the Prices necessary to reflect any change in cost or any resulting savings which will be realized in the Work as a result of such change and enable Printer to recover the cost of all capital expenditures necessary for such addition or modification. If Printer and Customer cannot agree on requested modifications or additions to equipment and/or pricing adjustments for same and/or volume and timing commitments for same, the requested modifications or additions to equipment shall not be implemented. Printer's determination that such changes are not feasible will not constitute a breach of this Agreement.

     The parties have separately agreed upon specific capital investments to be made by Printer.

12.  Insurance
     ---------

     Printer shall carry, at its expense, fire, sprinkler leakage and extended coverage insurance, subject to the usual exclusions, limitations and conditions of such policies, for the Catalogs, all paper, roll stock, and all work in process while in Printer's facilities, excluding the value of any materials furnished by Customer (except paper and roll stock), and for all materials furnished by Printer, to the date of shipping. Customer shall carry such insurance as it deems desirable on furnished films, data, copy, and other materials furnished by it, whether or not in process or completed, including the value of Work performed in creating or producing such furnished items and, as to the value of Printer's Work or materials furnished by Printer, on Work that has been shipped. To the extent that Customer carries such insurance, Customer shall provide a waiver of subrogation in Printer's favor on all materials furnished by Customer.

13.  Limitation of Liability
     -----------------------

     In the event Work is defective or delayed due to Printer's fault, Printer shall not be liable for any special, indirect or consequential damages, including, but not limited to, loss of advertising, circulation, profits, income or revenue. The foregoing limitations shall not be applicable in the event of a bad faith or willful refusal of Printer to perform its obligations pursuant to this Agreement or anticipatory repudiation by Printer of this Agreement.

14.  Sale of Catalog Program
     -----------------------

     If Customer proposes to sell the Catalog Program, Customer shall use its best efforts to give Printer written notice of any contemplated sale, stating the name of the prospective purchaser and the proposed date of sale. Thereafter, Customer shall keep Printer fully advised of the progress of any such proposed sales. Printer shall keep such information confidential. Subject to the prior written consent of Printer, Customer shall cause the purchaser, concurrently with the consummation of such sale, to assume all of Customer's obligations under this Agreement by an instrument in writing satisfactory to Printer.

     If Printer shall not consent to the assignment of this Agreement by Customer to such prospective purchaser, this Agreement shall terminate upon the earlier of: (i) the consummation of such sale, or (ii) the expiration of 180 days after Printer advises Customer that Printer will not consent to the proposed assignment, unless within such 180 day period the Customer notifies Printer (a) that the Customer no longer proposes to consummate such sale, or (b) that Customer agrees to an earlier termination date.

15.  Lien on Property
     ----------------

     As security for payment of any sum due or to become due to Printer under the terms of this Agreement, Printer shall have the right, if necessary, to retain possession of and shall have a lien on all property owned by Customer and in Printer's possession, and all work in process and undelivered Work.

16.  Representatives
     ---------------

     Customer may at any time designate a production representative to visit Printer's plant to observe, monitor and review quality, production, scheduling, delivery, paper, and other matters related to performance under this Agreement. Printer shall cooperate with and afford such employees reasonable access to its premises and personnel to facilitate performance of such functions.

     Printer shall provide transportation and lodging costs for one Customer's representative to and from the manufacturing facility for up to six (6) visits per year.

17.  Assignment
     ----------

     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Customer may not assign this Agreement to any party other than a party who has acquired or is acquiring the Catalog Programs in accordance with the provisions of
     Section 14 of this Agreement. Except as set forth in the preceding sentence, no assignment of this Agreement shall be made by either party to anyone without the prior written consent of the other party, which consent shall not be unreasonably withheld. In determining reasonableness as providing above, the relevant factors shall be the financial strength and the reputation of the assignee and the assignee's ability to comply with the provisions and obligations of this Agreement. The assignee shall in each case assume in writing all of the obligations of the assignor.

18.  Confidentiality
     ---------------

     Terms and conditions of this agreement, and any and all production information relating to the Catalog Program are to be kept in the strictest of confidence and shared only with those employees, agents and subcontractors deemed as having a need to know in order to fulfill the obligations set forth in this agreement. See Exhibit A.

     Customer may, from time to time, require that a particular technology developed by Printer to meet a specific requirement of Customer be treated as proprietary. Customer, in this instance, may request that Printer execute a mutually agreeable Exclusivity Agreement which Customer and Printer will negotiate in good faith.

19.  European Production
     -------------------

     See Exhibit B.

20.  Applicable Law
     --------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of California, and each party consents to jurisdiction over it of any Federal or State courts in the State of California.

21.  Notices
     -------

     All notices, claims, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by telecopier as follows:

     (a)  If to Customer:

          Attention: Mr. Rex Ciavola

          Telecopy No: 310-329-5017

          With a copy to: Mr. Mark Muir

     (b)  If to a Printer:

          Attention: Mr. Joe Johnson

          Telecopy No: 714-975-1944

          With a copy to: Mr. Tim Methenitis

          Telecopy No: 415-541-7855

22.  Attorney's Fees
     ---------------

     In the event of any litigation or arbitration between us arising out of this agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs computed so as to fully reimburse all attorney's fees incurred and without regard to any court fee schedule.

23.  Acceptance
     ----------

     This Agreement, and any supplement, modification or amendment thereto, shall not be valid or become effective unless signed by a duly authorized officer of Printer.

24.  Entire Agreement
     ----------------

     This Agreement, and the Schedules, Exhibits and other agreements referred to herein, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, memoranda, agreements and understandings. This Agreement may not be changed or terminated other than by an instrument in writing signed by a duly authorized officer of the party against which enforcement of such change or termination is sought.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in Los Angeles, CA, as of the day and year first above written.


VIKING OFFICE PRODUCTS, INC.           QUEBECOR PRINTING (USA) CORP.


/s/ IRWIN HELFORD         8/9/96       /s/ JACK WALKLET          8/9/96
- ----------------------    ------       ----------------------    ------
Mr. Irwin Helford          Date        Mr. Jack Walklet           Date


/s/ MARK MUIR             8/9/96       /s/ TIM METHENITIS        8/9/96
- ----------------------    ------       ----------------------    ------
Mr. Mark Muir              Date        Mr. Tim Methenitis         Date


/s/ REX CIAVOLA           8/9/96       /s/ JOE JOHNSON           8/9/96
- ----------------------    ------       ----------------------    ------
Mr. Rex Ciavola            Date        Mr. Joe Johnson            Date